INTERIM INVESTMENT ADVISORY AGREEMENT

         AGREEMENT made this 31st day of March, 2005, by and between The Advisors' Inner Circle Fund, a Massachusetts business trust (the "Trust"), and Sterling Capital Management, LLC, a North Carolina limited liability company (the "Adviser").

         WHEREAS, the Trust is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended, (the "1940 Act") consisting of several series of shares, each having its own investment policies; and

         WHEREAS, the Trust desires to retain the Adviser to render investment management services with respect to such portfolios (each a "Portfolio", and collectively, the "Portfolios") as the Trust and the Adviser may agree upon and are listed in the Schedule attached hereto, and the Adviser is willing to render such services:

         NOW, THEREFORE, in consideration of mutual covenants herein contained, the parties hereto agree as follows:

1. Duties of the Adviser. The Trust employs the Adviser to manage the investment and reinvestment of the assets, and to continuously review, supervise, and administer the investment program of the Portfolio, to determine in its discretion the securities to be purchased or sold, to provide the Administrator and the Trust with records concerning the Adviser's activities which the Trust is required to maintain, and to render regular reports to the Administrator and to the Trust's Officers and Trustees concerning the Adviser's discharge of the foregoing responsibilities.

         The Adviser shall discharge the foregoing responsibilities subject to the control of the Board of Trustees of the Trust and in compliance with such policies as the Trustees may from time to time establish, and in compliance with the objectives, policies, and limitations set forth in the Portfolio's prospectus and statement of additional information as amended from time to time, and applicable laws and regulations.

         The Adviser accepts such employment and agrees, at its own expense, to render the services and to provide the office space, furnishings and equipment and the personnel required by it to perform the services on the terms and for the compensation provided herein.

2. Portfolio Transactions. The Adviser is authorized to select the brokers or dealers that will execute the purchases and sales of portfolio securities for the Portfolio and is directed to use its best efforts to


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         obtain the best net results as described from time to time in the
         Portfolio's prospectus and statement of additional information. The Adviser will promptly communicate to the Administrator, the officers and the Trustees of the Trust such information relating to portfolio transactions as they may reasonably request.

         It is understood that the Adviser will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Trust or be in breach of any obligation owing to the Trust under this Agreement, or otherwise, by reason of its having directed a securities transaction on behalf of the Trust to a broker-dealer in compliance with the provisions of Section 28(e) of the Securities Exchange Act of 1934 or as described from time to time by the Portfolio's prospectuses and statement of additional information.

3. Compensation of the Adviser. For the services to be rendered by the Adviser as provided in Sections 1 and 2 of this Agreement, the Trust shall pay to the Adviser compensation at the rate specified in the Schedule(s) which are attached hereto and made a part of this Agreement. Such compensation shall be paid to the Adviser not less than monthly in arrears by the Trust, and calculated by applying a daily rate, based on the annual percentage rates as specified in the attached Schedule(s), to the assets. The fee shall be based on the average daily net assets for the month involved.

         All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

         The compensation earned under this Agreement will be held in an interest bearing escrow account with the Portfolios' custodian bank or a bank mutually agreed upon by the Adviser and the Trust. With respect to each Portfolio, if a majority of the Portfolio's outstanding voting securities approves a new investment advisory agreement with the Adviser by the end of the 150 day period following the effective date of this Agreement, the amount in the escrow account attributable to that Portfolio (including any interest earned) will be paid to the Adviser. If a majority of a Portfolio's outstanding voting securities does not approve a new investment advisory agreement with the Adviser, the Adviser will be paid out of the escrow account, with respect to that Portfolio, the lesser of: (a) any costs incurred by the Adviser in performing its obligations under the Agreement, with respect to that Portfolio, (plus interest earned on that amount while in escrow); or
         (b) the total amount in the escrow account attributable to that Portfolio (plus any interest earned).

4. Other Expenses. The Adviser shall pay all expenses, not otherwise paid by third parties, of printing and mailing reports, prospectuses, statements of additional information, and sales literature relating to the solicitation of prospective clients. The Trust shall pay all expenses relating to mailing to existing shareholders prospectuses, statements of additional information, proxy solicitation material and shareholder reports.

5. Excess Expenses. If the expenses for the Portfolio for any fiscal year (including fees and other amounts payable to the Adviser, but excluding interest, taxes, brokerage costs, litigation, and other extraordinary costs) as calculated every business day would exceed the expense limitations imposed on investment companies by any applicable statute or regulatory authority of any jurisdiction in which shares of the Portfolio are qualified for offer and sale, the Adviser shall bear such excess cost.

         However, the Adviser will not bear Portfolio expenses which would result in the Portfolio's inability to qualify as a regulated investment company under provisions of the Internal Revenue Code.


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         Payment of expenses by the Adviser pursuant to this Section 5 shall be settled on a monthly basis (subject to fiscal year end reconciliation) by a reduction in the fee payable to the Adviser for such month pursuant to Section 3 and, if such reduction shall be insufficient to offset such expenses, by reimbursing the Trust.

6. Reports. The Trust and the Adviser agree to furnish to each other, if applicable, current prospectuses, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request.

7. Status of the Adviser. The services of the Adviser to the Trust are not to be deemed exclusive, and the Adviser shall be free to render similar services to others so long as its services to the Trust are not impaired thereby. The Adviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

8. Certain Records. Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the 1940 Act which are prepared or maintained by the Adviser on behalf of the Trust are the property of the Trust and will be surrendered promptly to the Trust on request.

9. Limitation of Liability of the Adviser. The duties of the Adviser shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Adviser hereunder. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in carrying out its duties hereunder, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable state law or Federal securities law which cannot be waived or modified hereby. (As used in this Paragraph 9, the term "Adviser" shall include directors, officers, employees and other corporate agents of the Adviser as well as that corporation itself.)

10. Permissible Interests. Trustees, agents, and shareholders of the Trust are or may be interested in the Adviser (or any successor thereof) as directors, partners, officers, or shareholders, or otherwise; directors, partners, officers, agents, and shareholders of the Adviser are or may be interested in the Trust as Trustees, shareholders or otherwise; and the Adviser (or any successor) is or may be interested in the Trust as a shareholder or otherwise. In addition, brokerage transactions for the Trust may be effected through affiliates of the Adviser if approved by the Board of Trustees, subject to the rules and regulations of the Securities and Exchange Commission.

11. License of the Adviser's Name. The Adviser hereby agrees to grant a license to the Trust for use of its name in the name of the Portfolio and such other portfolios as the Trust and Adviser may agree upon for the term of this Agreement and such license shall terminate upon termination of this Agreement.


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  12.    Duration and Termination.

         (a) This Agreement shall become effective immediately upon the completion of the contemplated acquisition by BB&T Corporation of a controlling ownership interest in Adviser that results in an assignment of the current advisory agreement between the Trust and the Adviser. This Agreement shall remain in full force and effect for a period not to exceed 150 days thereafter.

         (b) The Agreement will automatically terminate upon the approval of a new investment advisory agreement between the Adviser and the Trust by vote of a majority of the outstanding voting securities of a Portfolio.

         (c) Notwithstanding the foregoing, this Agreement may be terminated by the Trust or by the Adviser at any time on ten (10) days written notice, by the majority vote of the Trustees.

         Termination of this Agreement pursuant to this Section shall be without payment of any penalty.

         In the event of termination of this Agreement for any reason, the Adviser shall, immediately upon notice of termination or on such later date as may be specified in such notice, cease all activity on behalf of the Portfolios and with respect to any of its assets, except as otherwise required by any fiduciary duties of the Adviser under applicable law. In addition, the Adviser shall deliver the Portfolios' Books and Records to the Trust by such means and in accordance with such schedule as the Trust shall direct and shall otherwise cooperate, as reasonably directed by the Trust, in the transition of portfolio asset management to any successor of the Adviser.

         This Agreement will automatically and immediately terminate in the event of its assignment. Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the other party at any office of such party.

         As used in this Section 12, the terms "assignment," "interested persons," and a "vote of a majority of the outstanding voting securities" shall have their respective meanings set forth in the 1940 Act and the rules and regulations thereunder; subject to such exemptions as may be granted by the Securities and Exchange Commission under said Act.

13. Change in the Adviser's Ownership. The Adviser agrees that it shall notify the Trust of any change in the ownership of the Adviser within a reasonable time after such change.

14. Notice. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice: if to the Trust, at One Freedom Valley Road, Oaks, Pennsylvania 19456 and if to the Adviser, at Two Morrocroft Centre, 4064 Colony Road, Suite 300, Charlotte, North Carolina 28211.


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15.      Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

16. Governing Law. This Agreement shall be governed by the internal laws of the Commonwealth of Massachusetts, without regard to conflict of law principles; provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

         A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees, and is not binding upon any of the Trustees, officers, or shareholders of the Trust individually, but binding only upon the assets and property of the Trust.

         No portfolio of the Trust shall be liable for the obligations of any other portfolio of the Trust. Without limiting the generality of the foregoing, the Adviser shall look only to the assets of the Portfolio for payment of fees for services rendered to the Portfolio.


         IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first written above.


THE ADVISORS' INNER CIRCLE FUND


By: /s/ James F. Volk
   ------------------------------------------
   James F. Volk, PRESIDENT


Attest: /s/ Michael T. Pary
       --------------------------------------


STERLING CAPITAL MANAGEMENT, LLC


By: /s/ Kenneth R. Cotner
   -----------------------------------------


Attest: /s/ Peter Brown
       -------------------------------------


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                                 SCHEDULE TO THE
                      INTERIM INVESTMENT ADVISORY AGREEMENT
                                     BETWEEN
                         THE ADVISORS' INNER CIRCLE FUND
                                       AND
                        STERLING CAPITAL MANAGEMENT, LLC




Pursuant to Article 3, the Trust shall pay the Adviser compensation at an annual rate as follows:


         Portfolio                                                Fee:
         ---------                                                ----
         Sterling Capital Balanced Portfolio                     0.75%
         Sterling Capital Small Cap Value Portfolio              1.00%